EXHIBIT 99.1

Amyris Receives Notification of Deficiency from Nasdaq Related to Delayed Annual Report on Form 10-K

EMERYVILLE, Calif., April 09, 2019 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today reported that it has received a standard notice from Nasdaq stating that, as a result of not having timely filed its annual report on Form 10-K for the year ended December 31, 2018, it is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financing reports with the Securities and Exchange Commission.

The Nasdaq notice has no immediate effect on the listing or trading of Amyris’s common stock on the Nasdaq Global Select Market. Under Nasdaq’s listing rules, Amyris has 60 calendar days from the date of the letter to submit a plan to regain compliance. If the plan is accepted by Nasdaq, Amyris can be granted an exception of up to 180 calendar days from the original due date of the Form 10-K, or until September 30, 2019, to regain compliance. Amyris expects to regain compliance within the timeline prescribed by Nasdaq.

On March 19, 2019, Amyris filed a notification of inability to timely file Form 10-K on Form 12b-25 due to the company’s need for additional time to finalize the accounting for and disclosure of the significant transactions with Koninklijke DSM N.V. that closed in November 2018, and to complete its evaluation of internal control over financial reporting for 2018 and finalize related disclosures in the Form 10-K. Amyris is working diligently to complete and file its Form 10-K as quickly as possible.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the expected timing for the filing of the Form 10-K, and the Company’s ability to regain compliance with Nasdaq’s listing rules and related matters. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, risks related to potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:
Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com